Exhibit 99.1

The Scotts Miracle-Gro Company    NEWS

ScottsMiracle-Gro Names Larry Hilsheimer as Chief Financial Officer

MARYSVILLE, Ohio (April 1, 2013) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s largest marketer of branded consumer lawn and garden products, announced today that Larry Hilsheimer has been named executive vice president and chief financial officer effective immediately.
Hilsheimer was executive vice president and chief financial officer of Nationwide Mutual Insurance Company, the Columbus-based insurance and financial services company, from 2007 through 2009. He then served as president and chief operating officer of Nationwide Direct & Customer Solutions and most recently was president and chief operating officer of Nationwide Retirement Plans. Prior to Nationwide, he was vice chairman and regional managing partner for Deloitte & Touche USA, LLP and served on the board of directors of the Deloitte Foundation. Hilsheimer received his bachelor’s degree in business administration with a major in accounting from the Fisher College of Business at The Ohio State University and his law degree from Capital University Law School.
“To add someone with Larry’s strong financial pedigree and broad business background to our executive leadership team is an enormous win for ScottsMiracle-Gro and its shareholders,” said Jim Hagedorn, chairman and chief executive officer. “His leadership skills will bolster an already strong finance organization and his business insights and experience will make us a stronger and smarter company. I welcome him to the ScottsMiracle-Gro family and look forward to a strong partnership.”
In his role at ScottsMiracle-Gro, Hilsheimer will oversee all corporate and operating finance functions.
In addition to his business background, Hilsheimer is an active member of the Central Ohio civic community. He sits on the Dean’s Advisory Council at the Fisher College of Business and is on the Audit and Compliance Committee of The Ohio State University Board of Trustees. Hilsheimer is also a board member of Battelle for Kids and previously served on numerous civic boards including Urban League, Franklin County MRDD, Capital South and the Downtown Development Corporation.
He lives in New Albany, Ohio with his wife, Cindy.
“I have maintained relationships with management of ScottsMiracle-Gro since the mid-1980s,” Hilsheimer said. “I have long admired the commitment of the company to providing excellent products to help consumers enjoy beautiful lawns and gardens and I am excited to become a member of the team. The atmosphere of candor and integrity, with a focus on winning in the marketplace in a way that drives shareholder value is what compelled me to join the team.”

About ScottsMiracle-Gro
With more than $2.8 billion in worldwide sales, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.

Contact:
Jim King
Senior Vice President
Chief Communications Officer
(937) 578-5622

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